Ex. 99-3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 6-19-24

		Total Assets (as of 6-19-24)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$ 263,236,891,111	$ 2,500,000	[1]
	JNL Investors Series Trust	2,714,387,241	1,900,000
	Jackson Credit Opportunities Fund	372,128,321	750,000
	Jackson Real Assets Fund	144,175,833	525,000
	Extra coverage		650,000
		Total	$ 6,325,000

	Current Bond Coverage		$ 6,000,000	[2]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company - Expires on January 1, 2025.